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                                                     (WINSTON HOTELS, INC. LOGO)

WINSTON HOTELS, INC.
2626 Glenwood Avenue o Suite 200
RALEIGH, NORTH CAROLINA 27608
www.winstonhotels.com
NYSE: WXH


FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell                           Contact: Jerry Daly or Carol McCune
Director of Investor Relations          (703) 435-6293
& Administration                        (jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

FOR IMMEDIATE RELEASE

             WINSTON HOTELS, INC. TO REDEEM SERIES A PREFERRED STOCK

RALEIGH, N.C., January 22, 2004 -- Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust and owner of premium limited-service, upscale extended-stay and full service hotels, announced today that on the redemption date of February 24, 2004, it will redeem for cash all outstanding shares of its 9.25% Series A Cumulative Preferred Stock. The redemption price will be $25 per share, plus accrued dividends to the redemption date. Dividends on the Series A preferred stock will cease to accrue and the Series A preferred stock will no longer be deemed to be outstanding from and after the redemption date.

Currently, 3,000,000 shares of the Series A preferred stock, representing an aggregate redemption price of $75 million, are outstanding. The Series A preferred stock was issued in September 1997.

The redemption price will be paid with the proceeds of the company's offering of its 8% Series B Cumulative Preferred Stock, currently expected to close on February 24, 2004. The redemption of the Series A preferred stock is subject to the closing of the Series B preferred stock offering.

Payment of the redemption price will be made on or after the redemption date, and will be made only upon surrender of a holder's certificates representing shares of the Series A preferred stock to Branch Banking & Trust Co., as redemption agent, c/o Corporate Trust Services, 223 West Nash Street, 3rd Floor, Wilson, North Carolina 27894-2887. A redemption notice will be mailed by Branch Banking & Trust to all holders of record. Copies of the redemption notice may be requested from Branch Banking & Trust at 1-800-213-4314.


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This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the company.


ABOUT THE COMPANY

Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, repositioning and active asset management of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry's upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 6,997 rooms in 16 states, which includes: 44 wholly-owned properties with an aggregate of 6,139 rooms; a 49 percent ownership interest in two joint venture hotels with an aggregate of 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a 13.05 percent ownership interest in three joint venture hotels with an aggregate of 405 rooms. In addition, the company owns a 48.78 percent ownership interest in one joint venture that is developing a hotel which we expect to open this Summer. The company also has issued mezzanine loans to owners of three hotels with an aggregate of 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing.

FORWARD LOOKING STATEMENTS

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may affect the company's ability to complete the offering, the redemption and the other transactions described herein, many of which are outside the company's control, including customary closing conditions, prevailing conditions in the public capital markets and other risks and uncertainties described in the reports filed by the company with the Securities and Exchange Commission.